                                                                    Exhibit 12.2

    RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DISTRIBUTIONS OF
                                JDN REALTY CORPORATION
                                (Amounts in Thousands)

                                                                                          Years Ended December 31,
                                                                         ----------------------------------------------------------
                                                                           2001        2000          1999        1998        1997
                                                                         --------    --------      --------    --------    --------

FIXED CHARGES:
      Interest Expense (including amortization of
           deferred debt cost)                                           $ 30,523    $ 39,429      $ 29,188    $ 18,026    $  9,525
      Interest Capitalized                                                 13,606       9,444         7,565       6,401       4,650
                                                                         --------    --------      --------    --------    --------

                Total Fixed Charges                                      $ 44,129    $ 48,873      $ 36,753    $ 24,427    $ 14,175
                                                                         ========    ========      ========    ========    ========

EARNINGS:


      Net income (loss) before net gain (loss) on real estate sales, discontinued operations, extraordinary items and cumulative
           effect of change in accounting principle                      $(29,287)   $  7,171      $ 33,907    $ 40,104    $ 25,652
      Fixed Charges                                                        44,129      48,873        36,753      24,427      14,175
      Capitalized Interest                                                (13,606)     (9,444)       (7,565)     (6,401)     (4,650)
                                                                         --------    --------      --------    --------    --------

                Total Earnings                                           $  1,236    $ 46,600      $ 63,095    $ 58,130    $ 35,177
                                                                         ========    ========      ========    ========    ========

Ratio of Earnings to Fixed Charges                                       $   0.03    $   0.95(2)   $   1.72    $   2.38    $   2.48
                                                                         ========    ========      ========    ========    ========

(1) Due to settlement expense of $45,788 in 2001, earnings fall short of a one to one coverage of fixed charges by $42,893.
(2) Due to impairment losses of $18,882 in 2000, earnings fall short of a one to one coverage of fixed charges by $2,273.



                                                                      Six months ended June 30,
                                                                      -------------------------
                                                                          2002          2001
                                                                        --------      --------

FIXED CHARGES:
      Interest Expense (including amortization of
           deferred debt cost)                                           $ 15,759     $ 16,215
      Interest Capitalized                                                  5,316        6,831
                                                                         --------     --------

                Total Fixed Charges                                      $ 21,075     $ 23,046
                                                                         ========     ========

EARNINGS:


      Net income (loss) from continuing operations
           before net gain (loss) on real estate sales                   $ 10,908     $(39,310)
      Fixed Charges                                                        21,075       23,046
      Capitalized Interest                                                 (5,316)      (6,831)
                                                                         --------     ---------

                Total Earnings                                           $ 26,667    $ (23,095)(1)
                                                                         ========    =========

Ratio of Earnings to Fixed Charges                                       $   1.27    $   (1.00)
                                                                         ========    =========


(1) Due to settlement expense of $47,610 in the six months ended June 30, 2001, earnings fall short of a one to one coverage of fixed charges by $46,141.